                       DESCRIPTION OF CHIRON CORPORATION'S
                1997 EXECUTIVE OFFICERS VARIABLE COMPENSATION PROGRAM

Decisions on compensation (base salary and variable compensation) of Chiron Corporation's ("Chiron" or the "Company") executive officers are made by the five-member Compensation Committee of the Board of Directors.

For 1997, the Compensation Committee continued the Company's approach that base salaries for executive officers should be measured by reference to the median (50th percentile) of salaries for benchmark positions in comparator companies. Further, the Compensation Committee provided that a significant portion of total cash compensation (salary plus variable compensation) in the form of annual variable cash compensation potential should be "at risk", dependent upon individual, business unit and overall Company performance. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50% percentile, but with the opportunity up to the 75% percentile, of total cash compensation as shown by comparative data.

The Compensation Committee based its decisions regarding variable compensation using the Company's Annual Incentive Plan as a guide. The Annual Incentive Plan, which covers eligible employees in designated salary grades, rewards performance against pre-established performance metrics developed at the Company, business unit and functional or corporate unit
level.   Below the level of executive officer, there is also a component of individual performance.

Variable compensation for the Chairman and Chief Executive Officer is based 100% on the performance of the Company, as measured against the pre-established Company metrics composed of financial objectives and business innovation milestones.

The Business Unit Presidents are eligible for variable compensation based on the pre-established Company metrics and on the achievement of their specific pre-established business unit metrics.

Executive officers responsible for major functional or corporate units are eligible for variable compensation based on the pre-established Company metrics and on the achievement of their specific functional or corporate unit metrics.